Exhibit 99.1 Excerpts of certain information that the Company has provided to investors. • As of June 30, 2024, Pagaya Technologies Ltd. (the “Company”) has opportunities to partner with approximately 50% of the top 20 U.S. Banks by asset size • As of June 30, 2024, the Company is exploring relationships with approximately 10+ of the leading non- bank lenders. • As of June 30, 2024, the Company has raised greater than $6 billion in Asset-Backed Security (ABS) capital on an LTM basis.

1 Transaction rationale and why now • Refinance existing high-cost debt facilities → ~$30M(1) annual interest expense savings • Reinvest savings to accelerate growth opportunities → significantly ramp growth with existing Lending Partners ✓ Upon completion of transaction, the business is expected to become total cash flow positive→ meaningfully ahead of target ✓ Accelerates our path to GAAP net income positive Business is expected to become total cash flow positive upon completion of this transaction Why now? Business momentum combined with recent rate cuts and an improved funding environment creates a unique opportunity with this transaction to position the business for accelerated near-term growth Sources of proceeds: $125M exchangeable notes issuance, $100M term loan upsize, expected $100M balance sheet securities sales Source: Company internal data. (1): These are not projections; they are goals/ targets and are forward-looking, subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management, and are based upon assumptions with respect to future decisions, which are subject to change. Actual results will vary and those variations may be material. Nothing in this presentation should be regarded as a representation by any person that these goals/targets will be achieved and the Company undertakes no duty to update its goals.

Seizing momentum: the final step to achieve total cash flow positive

Targets	Executed	Action Items
Unit Economics	✓	• ~30% increase in our net fee rate (FRLPC as % of Network Volume) – up ~100bps since YE2023 • Increased target range to 3.5% - 4.5%(1) (improvement of 50bps)
Operating Leverage	✓	• Continuously lowering Core Opex as % of Total Revenues over time • Actioned $25M in annualized cost savings(1) to start to be reflected in 2nd half of 2024
Capital Efficiency/ Net Risk Retention	✓	• Lowest cost of capital and risk retention levels since 2022 • Significant improvement in credit performance, validated by AAA rating in Personal Loans & AA in Auto ABS • Early-stage delinquencies in Personal Loan and Auto Loan at 40% - 60% below 2021/2022 peak levels • Diversifying funding sources with forward flow at zero to minimal upfront capital requirements
Interest Expense Savings	With this transaction	• Issuance of exchangeable notes, term loan upsize and balance sheet optimization • Refinancing ~$270M of debt with mid-to-high teens cost • Resulting in ~$30M in annualized interest savings(1) from secured borrowing paydowns

Run-rate cash flow positive upon completion of transaction

Accelerated growth funded from positive cash flow

Source: Company internal data. (1): These are not projections; they are goals/ targets and are forward-looking, subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management, and are based upon assumptions with respect to future decisions, which are subject to change. Actual results will vary and those variations may be material. Nothing in this presentation should be regarded as a representation by any person that these goals/targets will be achieved and the Company undertakes no duty to update its goals.

PAGAYA

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